Exhibit 99.1

06-10
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

SOUTHERN UNION REPORTS IMPROVED FIRST QUARTER EARNINGS
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

•	Earnings from continuing operations of $73.4 million up 30 percent
•	Earnings per share from continuing operations of 60 cents up 25 percent
•	Increase driven by interstate pipeline segment and midstream business

HOUSTON, May 10, 2006 — Southern Union Company (NYSE: SUG) today reported earnings from continuing operations of $73.4 million ($.60 per diluted share) on operating revenues of $547.2 million for the quarter ended March 31, 2006, compared with earnings from continuing operations of $56.4 million ($.48 per diluted share) on operating revenues of $452.1 million for the comparable 2005 period. For the same periods, net earnings available for common shareholders was $93.6 million ($.82 per diluted share) in 2006 compared with $87.9 million ($.81 per diluted share) in 2005.

Earnings from discontinued operations relate to the Company’s planned sales of its Pennsylvania and Rhode Island natural gas distribution businesses announced earlier this year. Contracts to sell the Pennsylvania and Rhode Island assets were entered into in early 2006. The sales are expected to close during the third quarter of 2006.

The increase in earnings from continuing operations was driven primarily by improvement in Southern Union’s transportation and storage segment as well as the acquisition of the Sid Richardson Energy Services business on March 1, 2006, partially offset by weaker results in its ongoing distribution segment. The Sid Richardson entities have been renamed and are operating as Southern Union Gas Services. Southern Union’s transportation segment, including its investment in CCE Holdings, LLC (“CCEH”), recorded earnings before interest and taxes (“EBIT”) of $86.8 million for the quarter ended March 31, 2006, compared with $78.2 million for the same period in 2005. This improvement was primarily due to increased liquefied natural gas (“LNG”) terminalling revenue and higher pipeline reservation revenues coupled with a reduction in operating expenses. Southern Union Gas Services, for one month of operations, contributed EBIT of $7.1 million. The Company recorded EBIT from continuing operations in its distribution segment of $30.0 million for the quarter as compared to $35.3 million in 2005. This decrease was primarily due to warmer weather across its service territories during the quarter.

“The first quarter of 2006 reflected a transition period in which we purchased and began integration of our new midstream business and moved two of our distribution platforms into discontinued operations. Even after a short period of ownership, we are excited about the significant growth opportunities and strong cash flow generation that Southern Union Gas Services will provide to our portfolio of energy infrastructure assets. We are also optimistic that our recently filed rate case in Missouri will help Missouri Gas Energy earn a fair rate of return for our shareholders,” said George L. Lindemann, chairman, president and CEO.

Key Factors Impacting First Quarter 2006 Performance Relative to Prior Year

•
For the quarter ended March 31, 2006, EBIT for the transportation and storage segment, excluding earnings from unconsolidated investments, increased $12.4 million. A significant contributor to the improved results was a $6.3 million increase in LNG terminalling revenue primarily due to the expanded vaporization capacity that went into service at the Trunkline LNG Lake Charles, LA facility in September 2005. Another key contributor was increased transportation and storage revenue of $1.3 million, primarily comprised of $4.1 million of higher average reservation rates, partially offset by $1.4 million in hurricane related impacts and a $1.2 million decrease in parking revenues. The segment also benefited from a $3.8 million net reduction in operating, maintenance and general expenses.

•
Earnings from unconsolidated investments, primarily the Company’s investment in CCEH, decreased $3.8 million year over year. The decrease was due to lower equity earnings of $1.3 million related to CCEH’s equity investment in Citrus Corp. due primarily to higher depreciation expense. In addition Transwestern Pipeline realized lower capitalized equity cost during construction of $1.1 million due to the completion of the San Juan lateral in May 2005, higher depreciation of $722,000 primarily related to the San Juan expansion and approximately $568,000 of increased interest expense due to higher LIBOR rates.

•
The gathering and processing segment contributed $7.1 million of EBIT since its inclusion upon the closing of the Sid Richardson Energy Services acquisition on March 1, 2006. Operating cash flow for the segment, which is calculated as earnings before interest and taxes, plus depreciation expense, plus any cash settlement related to the Company’s put options, less any other non-cash items was $18.1 million for the month. The gathering and processing segment is comprised of an integrated network of natural gas and natural gas liquids pipelines and treating and processing facilities located in West Texas and Southeast New Mexico.

•
For the quarter ended March 31, 2006, EBIT for the Company’s ongoing distribution segment (predominantly, Missouri Gas Energy) decreased by $5.3 million to $30.0 million. Net operating revenues decreased $6.8 million due to a thirteen percent reduction in consumption volumes related to a fourteen percent decrease in degree days. Offsetting the decrease was a reduction in operating expenses of $2.4 million.

•
EBIT from Corporate operations increased by $29.0 million year over year primarily due to a $37.2 million mark-to-market gain on put options purchased by the Company during the pre-acquisition period associated with the Sid Richardson Energy Services acquisition. As a result of the required mark to market gains on these options since their purchase, the Company’s basis in them has been increased to $88.7 million as of March 1, 2006, at which point they were designated as “cash flow” hedges in accordance with FASB Statement No. 133. The Company also recorded a $6.5 million non-cash charge related to the write down of the carrying value of a corporate facility in Scranton, PA.

•
Interest expense increased by $8.6 million year over year due primarily to $7.2 million of interest expense and $1.3 million of debt issuance cost amortization related to the Company’s $1.6 billion bridge loan used to fund the acquisition of Sid Richardson Energy Services on March 1, 2006. The bridge loan is expected to be repaid by the net proceeds generated from the Company’s planned sale of its Rhode Island and Pennsylvania distribution assets as well as a combination of debt and/or equity expected to be issued prior to year end.

•
Earnings from discontinued operations before income taxes decreased by $15.5 million primarily due to: a $7.1 million asset impairment charge in 2006 related to the disposition of the assets being held for sale; a decrease in net operating revenues of $5.4 million due to a fourteen percent decrease in consumption volumes related largely to a sixteen percent reduction in degree days; and the incurrence of a $3.0 million non-recurring pension curtailment loss associated with the sale of the Company’s PG Energy division.

2006 Earnings Guidance

Southern Union affirms its prior 2006 earnings guidance in the range of $1.70 to $1.90 per share, excluding projected one-time charges associated with the sale of the PG Energy division and the Rhode Island operations of New England Gas Company. The 2006 outlook includes estimated earnings contributions from Southern Union Gas Services for ten months in 2006. The estimated 2006 results also assume that the announced sales of the PA and RI distribution businesses are completed on or prior to September 30, 2006.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its first quarter 2006 operating results in its quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission. When made, the filing may be accessed through the Investors section of the Company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern Time to discuss quarterly results, recent events and outlook. To access the call, dial 866-543-6408 (international callers dial 617-213-8899) and enter passcode 91707660. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 12548378.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately 1 million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain select unaudited financial information for the Company for the three months ended March 31, 2006 and 2005.

	Three months ended March 31,
	2006	2005
	(In thousands of dollars, except shares and per share amounts)
Operating revenues	$547,166	$452,100

Operating expenses:
Cost of gas and other energy	306,602	230,231
Revenue-related taxes	16,217	17,284
Operating, maintenance and general	78,777	68,834
Depreciation and amortization	30,865	23,045
Taxes, other than on income and revenues	11,858	10,851
Total operating expenses	444,319	350,245
Operating income	102,847	101,855

Other income (expenses):
Interest	(42,221)	(33,589)
Earnings from unconsolidated investments	11,566	15,341
Other, net	37,093	(5,089)
Total other income (expenses), net	6,438	(23,337)

Earnings from continuing operations before income taxes	109,285	78,518

Federal and state income taxes	35,867	22,124

Net earnings from continuing operations	73,418	56,394

Discontinued operations:
Earnings from discontinued operations before income taxes	38,009	53,530
Federal and state income taxes	13,480	17,728
Net earnings from discontinued operations	24,529	35,802

Net earnings	97,947	92,196

Preferred stock dividends	(4,341)	(4,341)

Net earnings available for common stockholders	$93,606	$87,855

Net earnings available for common stockholders from contiuing operations per share:
Basic	$0.62	$0.50
Diluted	$0.60	$0.48

Net earnings available for common stockholders per share:
Basic	$0.84	$0.84
Diluted	$0.82	$0.81

Weighted average shares outstanding:
Basic	111,668,336	104,270,548
Diluted	114,673,501	107,873,916

Cash flow provided by operating activities	156,893	231,888
Changes in working capital	43,349	70,233
Net cash flow provided by operating activities before changes in working capital	113,544	161,655
Net cash flow used in investing activities	1,594,637	52,095
Net cash flow provided by (used in) financing activities	1,440,386	(162,354)

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company’s segments and a reconciliation of EBIT to net earnings for the three months ended March 31, 2006 and 2005.

	Three Months Ended March 31,
Segment Data	2006	2005
	(In thousands)
Revenues from external customers:
Transportation and Storage	$144,643	$135,400
Gathering and Processing	103,231	-
Distribution	298,229	315,912
Total segment operating revenues	546,103	451,312
Corporate and other	1,063	788
	$547,166	$452,100
Depreciation and amortization:
Transportation and Storage	$17,474	$15,367
Gathering and Processing	5,552	-
Distribution	7,583	7,131
Total segment depreciation and amortization	30,609	22,498
Corporate and other	256	547
	$30,865	$23,045
Earnings (loss) from unconsolidated investments:
Transportation and Storage	$11,564	$15,385
Corporate and other	2	(44)
	$11,566	$15,341
Other income (expense), net:
Transportation and Storage	$1,772	$336
Gathering and Processing	409	-
Distribution	(1,208)	(322)
Total segment other income (expense), net	973	14
Corporate and other	36,120	(5,103)
	$37,093	$(5,089)
Segment performance:
Transportation and Storage EBIT	$86,801	$78,235
Gathering and Processing EBIT	7,113	-
Distribution EBIT	29,989	35,254
Total segment EBIT	123,903	113,489
Corporate and other	27,603	(1,382)
Interest	42,221	33,589
Federal and state income taxes	35,867	22,124
Net earnings from continuing operations	73,418	56,394
Net earnings from discontinued operations	24,529	35,802
Net earnings	97,947	92,196
Preferred stock dividends	4,341	4,341
Net earnings available for common stockholders	$93,606	$87,855

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company as of March 31, 2006 and December 31, 2005.

	March 31,	December 31,
	2006	2005
	(In thousands of dollars)
Total assets	$7,467,596	$5,836,819
Long Term Debt	1,523,353	2,049,141
Short term debt and notes payable	2,480,119	546,648
Preferred stock	230,000	230,000
Common equity	1,707,991	1,624,069
Total capitalization	5,941,463	4,449,858

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